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                                                                    EXHIBIT 23.1


Chartered Accountants

P.O. Box 493 GT, Century Yard   Telephone: +1 345 949-4800  E-Mail: kpmg@kpmg.ky
Grand Cayman, Cayman Islands    Telefax: +1 345 949-7164    Website: www.kpmg.ky

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation of our report dated March 18, 2003, except for notes 2, 8, 10, 12 and 21 which are dated June 26, 2003 with respect to the consolidated balance sheets of Consolidated Water Co. Ltd. as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, included herein and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG
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George Town, Cayman Islands
June 27, 2003